                                VOTING AGREEMENT


                  This Agreement made this 22nd day of August, 1997 by and between Allan Carlin, 239 East 79th Street, New York, New York 10021; Arnie Geller, 2660 Peachtree Rd., NW, Apt. 27G, Atlanta, Georgia 30305; G. Michael Harris, 2840 West Bay Drive, Suite 231, Bellaire Bluffs, Florida 33770; George Tulloch, 402 Riverside Drive, Fairfield, Connecticut 06430; and Kurt Hothorn, 160 Mead Avenue, Greenwich, Connecticut 06830 (hereinafter collectively referred to as the "Parties").

                  WHEREAS, the Parties hereto, and other shareholders (the "Shareholders") of RMS Titanic, Inc., a Florida corporation with its principal place of business located at 17 Battery Place, New York, New York 10004 (the "Company") who are signatories to Addendum 1 attached hereto, agree to vote their shares of the Common Stock that they each own and/or control (the"Shares) in favor of the election of each of the Parties as directors of the Company.

                  WHEREAS, the Parties and Shareholders are of a singular mind regarding the need for increasing shareholder value and assuring the service of a qualified and competent Board of Directors, and therefore agree to the following:

                  NOW, in consideration of the foregoing premises and the mutual promises herein contained, ten dollars ($10.00) and other good and valuable consideration, it is agreed as follows:

                  1. The Parties and Shareholders each agree, so long as they own and/or control Shares reflected on Addendum 1 annexed hereto, to vote such Shares in favor of the election of each of the Parties as directors of the Company.

                  2. The Parties and Shareholders each agree, so long as they own and/or control Shares, that they will not sell, barter, loan, give or otherwise assign their proxy to vote their Shares in any way to any third party unless a majority of the Parties give their written consent thereto.

                  3. The Parties and Shareholders each agree not to sell their Shares without first offering them to the Parties at a price equal to the average of the high bid and low offer (as quoted in the over-the-counter market by the OTC Bulletin Board, or NASDAQ) on the date such offer is made. Such offer shall be made by fax directed to the fax numbers on Addendum 2 attached hereto (the "Offer"), and shall include the address of the place to which payment for the Shares shall be delivered. Any Party who accepts the Offer shall send written confirmation (the "Notice of Purchase") to all Parties and/or to the selling Shareholder via fax within seventy-two (72) hours of receipt of the Offer (the "Offer Period"). In the event that the Offer is oversubscribed, the Shares that are the subject of the Offer shall be allocated among the Purchasers in proportion to the amount of Shares they each offered to purchase. Each Purchaser shall deliver payment for the purchase of the Shares to the selling shareholder within five (5) business days of issuance of the Notice to Purchase. Any portion of the Shares that are the subject of the Offer for which a Notice of Purchase has not been received may be sold by the selling shareholder only in the open public trading market through a broker's transaction for a period of fourteen (14) calendar days immediately following the end of the Offer Period ("Public Market Sale"). Shares sold in a Public Market Sale shall not be subject to any of the terms or conditions of this Agreement. Any Shares which are the subject of a Notice of Offer shall not be sold in a Public Market Sale, or otherwise sold, transferred or assigned, after the conclusion of such fourteen
(14) day period without first offering such Shares to the Parties in accordance with the provisions of this paragraph. Each Party and Shareholder shall have the right to change his fax number by notifying the other Parties of such change in writing via fax. Any Party or Shareholder who ceases to have a fax number shall notify the other Parties of his mailing address to which such notices shall be sent.

                  4. Any Shares acquired by a Party or a Shareholder after the dated hereof will be subject to this Agreement as if they were owned or controlled at the time of execution of this Agreement. Each Party and Shareholder shall give notice via fax to all Parties and Shareholders of their acquisition of Shares after the date hereof, specifying the date of acquisition, the number of shares acquired, and the amount paid for the acquisition of the Shares. Such notice shall be delivered within ten (10) calendar days of the date of the acquisition of the Shares.

                  5. This Agreement shall not apply to any Shares registered in the name of Titanic Ventures Limited Partnership as are subject to distribution to partners of TVLP, other than to George Tulloch or other TVLP partners who are signatories hereto; provided, however, that so long as George Tulloch, directly or indirectly, has voting control over such Shares prior to the distribution thereof to the TVLP partners, he shall vote such Shares in accordance with paragraph 1 above.

                  6. Notwithstanding any contrary provision of law, in the event that any Party or Shareholder utilizes any Shares as collateral or security for a loan, or to otherwise encumber or hypothecate any Shares, any sale of the Shares to a third party upon foreclosure of such interest shall be subject to all the provisions of paragraphs 2 and 3 hereof, including but not limited to, the rights of the Party or Shareholder to vote the Shares until their sale in compliance with the provisions of paragraph 3 hereof. Any third party who forecloses upon any security in the Shares shall not be entitled to acquire or otherwise own the Shares, but shall only be entitled to offer the Shares for sale to the Parties in accordance with paragraph 3, and to the public in the event that the Parties do not exercise their rights under paragraph 3.

                  7. This Agreement shall be effective and remain in force between the parties from the date hereof to and including August 31, 1999.

                  8. The Parties and Shareholders each agree that an appropriate legend shall be endorsed upon the certificates evidencing their ownership of Shares reflecting that the sale, transfer, encumbrance, hypothecation or other assignment of the Shares is subject to the terms and provisions of this Agreement.

                  9. This Agreement shall be binding on the parties and their respective representatives, heirs, successors and assigns, and shall be governed by and construed in


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
accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

                  10. This Agreement embodies and constitutes the entire understanding between the parties with respect to the subject matter hereof, and all prior understandings, representations and statements, if any, whether oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge of termination is sought, and then only to the extent set forth in such instrument.

                  11. In the event that any term, condition, covenant, agreement, requirement or provision herein contained shall be held by any court to be unenforceable, illegal, void or contrary to public policy, such term, condition, covenant, agreement, requirement or provision shall be of no effect whatsoever upon the binding force or effectiveness of any of the other terms hereof, it being the intention and declaration of the parties hereto that had they or any of them known of such unenforceability, illegality, invalidity or contrariety to public policy, they would have entered into a contract, each with the other, containing all of the other terms, conditions, covenants, agreements, requirements and provisions hereof.

                  12. This Agreement may be executed in counterparts, each of which when executed by the parties hereto shall be deemed an original and all of which together shall be deemed the same Agreement.



     /s/ Allan H. Carlin                           /s/ Arnie Geller
-----------------------------------          ----------------------------------
         Allan H. Carlin                               Arnie Geller


     /s/ G. Michael Harris                         /s/ Kurt Hothorn
-----------------------------------          ----------------------------------
         G. Michael Harris                             Kurt Hothorn


     /s/ George Tulloch
-----------------------------------
         George Tulloch

                                   ADDENDUM 1

I hereby agree to be bound to the terms and provisions of the foregoing Agreement by and among Allan H. Carlin, Arnie Geller, G. Michael Harris, Kurt Hothorn and George Tulloch with respect to the rights to sell, vote or otherwise transfer control over shares of RMS Titanic, Inc. ("RMST") Common Stock.


     /s/ Diane Carlin
------------------------------------------------------------
         Diane Carlin, owner of 197,500 shares of
         RMST Common Stock


     /s/ D. Michael Harris
------------------------------------------------------------
         D. Michael Harris, owner of 165,000 shares of
         RMST Common Stock


     /s/ Westgate Entertainment Corp.
------------------------------------------------------------
         Westgate Entertainment Corp., owner of 603,759
         shares of RMST Common Stock, by John Joslyn,
         its President


     /s/ Cheryl Hothorn
------------------------------------------------------------
         Cheryl Hothorn, as joint owner with Kurt Hothorn,
         of 21,544 shares of RMST Common Stock.


     /s/ Anne A. Hill
------------------------------------------------------------
         Anne A. Hill, owner of 250,000 shares of RMST
         Common Stock (as to which Arnie Geller has been
         granted voting rights pursuant to proxy)


     /s/ Shirley A. Hill
------------------------------------------------------------
         Shirley A. Hill, owner of 25,000 shares of RMST
         Common Stock (as to which Arnie Geller has been
         granted voting rights pursuant to proxy)

     /s/ James A. Hill
-------------------------------------------------------------
         James A. Hill, owner of 25,000 shares of RMST
         Common Stock (as to which Arnie Geller has been
         granted voting rights pursuant to proxy)

George Tulloch hereby acknowledges that he is the direct owner of 81,309 shares of RMST, the indirect owner of 4,582,167 shares of RMST that are registered in the name of TVLP (and which are subject to distribution to TVLP limited partners, of which he will retain ownership of a maximum of 511,152 shares of the Company owned by TVLP (as may be decreased for payment of TVLP's liabilities), and has voting control over, but not right to control the sale of, 1,202,112 RMST shares until June 17, 1999 by virtue of proxies granted to him by limited partners of TVLP (which voting power is subject to earlier termination upon the public market sale of such shares.


                                                /s/ George Tulloch
                                        ---------------------------------------
                                                    George Tulloch

Arnie Geller hereby acknowledges that he is the owner of 1,650,000 shares of RMST, and has voting control over, but not the right to control the sale of, an additional 300,000 shares of RMST by virtue of proxies granted to him by the following third parties: Anne A. Hill - 250,000 shares; Shirley A. Hill - 25,000 shares; and James A. Hill - 25,000 shares.


                                                 /s/ Arnie Geller
                                        ---------------------------------------
                                                     Arnie Geller


G. Michael Harris hereby acknowledges that he is the owner of 165,000 shares of RMST.


                                              /s/ G. Michael Harris
                                        ---------------------------------------
                                                  G. Michael Harris

Kurt Hothorn hereby acknowledges that he is the joint owner with Cheryl Hothorn of 21,544 shares of RMST.

                                                   /s/ Kurt Hothorn
                                         -------------------------------------
                                                       Kurt Hothorn

Allan H. Carlin hereby acknowledges that he owns no shares of RMST.


                                                /s/ Allan H. Carlin
                                         -------------------------------------
                                                    Allan H. Carlin


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
                                   ADDENDUM 2

         Allan H. Carlin - (212) 482-1912

         Arnie Geller - (770) 541-0720

         G. Michael Harris - (813) 585-6078

         Kurt Hothorn - (203) 531-4657

         George Tulloch - (212) 482-1912

         Diane Carlin - (212) 482-1912

         D. Michael Harris -

         Westgate Entertainment Corp. - (818) 238-0016


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